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                                                                     EXHIBIT 11A


                        GATX CORPORATION AND SUBSIDIARIES

            COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                  THREE MONTHS ENDED        SIX MONTHS ENDED
                                                       JUNE 30                   JUNE 30
                                                  ------------------       -----------------
                                                    2000      1999          2000      1999
                                                  -------   --------       ------   --------
Average number of shares of common stock
    outstanding                                      47.6     49.5           48.0     49.4

Net income                                         $ 41.5   $ 38.1         $ 82.1   $ 77.3

Deduct - Dividends paid and accrued on preferred
   stock                                             --       --             --       --
                                                   ------   ------         ------   ------

Net income, as adjusted                            $ 41.5   $ 38.1         $ 82.1   $ 77.3
                                                   ======   ======         ======   ======

Basic net income per share                         $  .87   $  .77         $ 1.71   $ 1.56
                                                   ======   ======         ======   ======



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